NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Rick Lutz, LC Group
(404) 261-1196
or LCGroup@mindspring.com

IMPART MEDIA GROUP REPORTS 2007 SECOND QUARTER RESULTS

Direct-to-Consumer Advertising Exceeding Targets; Strong Market Development Efforts for New Valet Kiosks, Concierge Systems, and 3D Displays

Seattle, WA – August 13, 2007—Impart Media Group, Inc. (OTCBB:IMMG), a global provider of end-to-end information networks, transactional kiosks, digital signage services, and direct-to-consumer advertising, announced today financial results for the 2007 second quarter.  The company reported revenue of $1.76 million for the second quarter of 2007, compared with $1.43 million during the second quarter of 2006, representing a 23% increase year over year.  The revenue increase was due primarily to the continuing, strong sales success of direct-to-consumer advertising.

The company reported a net loss of $1.84 million compared to a net loss of $2.84 million in the second quarter of 2006.  The company also reported a loss available to common stockholders of $4.29 million compared to $2.92 million in the same period in 2006 and a basic and diluted loss per share available to common stockholders of $0.18 compared to $0.13 in the same quarter in 2006.

The decrease in net loss for the 2007 second quarter was primarily attributable to the increased revenue and gross margins in the direct response business unit, plus decreases in operating expenses.  The net loss available to stockholders increased primarily due to the contractual revaluation of the Series A Preferred Shares conversion price in conjunction with the convertible debenture funding in the second quarter.

Joe F. Martinez, Impart's CEO said, "Our direct response business unit experienced another stellar quarter under Michael Medico’s direction, with continuing momentum leading into the next quarter.  Additionally, we have accelerated our aggressive market development strategies, prioritizing project engagements and simultaneously seeding the digital signage sector with our new Valet kiosks, Concierge systems, and 3D displays.  We are attracting and selling new client network applications with market-specific, user interface products.  We anticipate an increase in digital signage installations and, consequently, increased revenues in the second half of 2007."

Mr. Martinez concluded, "The focus and corporate priorities for the second half of 2007 are sales …sales …and more sales to meet our stated topline revenue projections for 2007.  I believe that we have reached the inflection point in the out-of-home space, as the second half of 2007 should validate all of our business and product retooling efforts over the past twelve months.  Our sales pipeline is robust and we look forward to converting sales leads and business negotiations into contract signings with billable deliverables."

Please see the recently filed Form 10-QSB for complete 2007 Second Quarter financial information and business discussion.

NEWS RELEASE

Company Earnings Webcast
The company will host a conference call, with webcast, at 4:30 p.m. EDT on Tuesday, August 14, 2007, to discuss the Second Quarter financial results.  The call will feature remarks by Joseph F. Martinez, chief executive officer; Stephen M. Wilson, chief financial officer; Thomas C. Muniz, president; and Michael Medico, president, IMA (E&M).

The live audio broadcast of the call may be heard by dialing (800) 610-4500 with access code # 01300 inside the United States or Canada, or by dialing (702) 851-3339 from international locations.  A supportive webcast presentation of the call is simultaneously available, if you register at: https://www.gotomeeting.com/register/947411956

A mp3 file replay of the call will be archived on Impart's corporate Web site, the next day, in the newsroom section: http://impartmedia.com/about/newsroom

Please address all shareholder or investor questions for the scheduled audio broadcast, in advance via email, to question@impartmedia.com

About Impart Media Group, Inc.
Impart Media Group, Inc., (OTCBB: IMMG), founded in 1983 and headquartered in Seattle, Washington U.S.A. is a global provider of end-to-end information networks, transactional kiosks, digital signage solutions, and direct-to-consumer advertising.  In the fast growth, alternative out-of-home (AOOH), business-to-consumer media sector, the Company provides digital signage and transactional kiosk solutions that are comprised of flat panel monitors, media players/servers, audio/video/data accessory components, enclosures/mounts/fixtures, web services, and software.  To augment their comprehensive equipment offerings, the Company also provides for enterprise consulting, design, custom development, integration, fabrication, assembly, IP connectivity, quality assurance, creative production, installation, onsite maintenance, web-data hosting, network monitoring and content management services throughout the United States and in global markets through authorized international dealers, distributors and joint ventures.  The Company’s digital media solutions enable the simultaneous delivery of video, stills, text, web, and animation content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center or secure web portals.

The Company has refined and built-out a reliable and secure network communications infrastructure backend, with scalable deliverables processes, over the past twenty-four years.  As a result of the Company’s acquisition of E&M Advertising, Inc. and its affiliates in February 2006, Impart Media Group, Inc. now provides offline and online, direct response or direct-to-consumer advertising capabilities.  The Company continues to grow through aggressive innovation and consolidation strategies, acquiring or developing the most advanced and complementary, product and service solutions.  The Company integrates both media with technology for leading corporate brands, advertisers, retail merchandisers, and informational business environments in industries such as retail, grocery, banking, restaurants, leisure & hospitality, hotels, government, airports, offices, and public transit spaces, among others.  For more information, please visit http://www.impartmedia.com/ or call (800) 544-3343.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.  This news release may contain forward-looking statements relating to the success of any of the Company’s strategic initiatives, the Company’s growth and profitability prospects, the benefits of the Company’s products to be realized by customers, the Company’s position in the market and future opportunities therein, the deployment of Impart products by customers, and future performance of Impart Media Group.  Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances.  Forward-looking statements in this release are not promises or guarantees and are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, among others, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC).  You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

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